UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
Washington, D.C. 20549

FORM 8-K

CURRENT REPORT
Pursuant to Section 13 or 15(d) of the Securities Exchange Act of 1934

Date of Report (Date of Earliest event Reported): May 5, 2011 (May 4, 2011)

CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC.

(Exact name of registrant as specified in its charter)

Delaware	333-141568	20-8468508
(State or other jurisdiction of incorporation or organization)	(Commission File Number)	(IRS Employer Identification No.)

9 North West Fourth Ring Road Yingu Mansion Suite 1708
Haidian District Beijing, People’s Republic of China 100190

(Address of principal executive offices)

+86 10 82525361
 (Registrant's telephone number, including area code)

(Former name or former address, if changed since last report)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions ( see General Instruction A.2. below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 5.02.	Departure of Directors or Principal Officers; Election of Directors; Appointment of Principal Officers; Compensatory Arrangements of Certain Officers.

Appointment of Directors

On May 4, 2011, the Board of Directors of China Advanced Construction Materials Group increased the size of the Board from seven (7) to eight (8) members and appointed Mr. Jin Tao as a member of the Board of Directors of the Company.  Mr. Jin has executed a Director Agreement with the Company pursuant to which he will receive, annually, a fee of $25,000 in cash and 10,000 restricted shares of the Company’s common stock, which shares shall vest in four equal quarterly installments.  The Board of Directors has determined that Mr. Jin is “independent” as that term is defined under the Nasdaq listing standards.

Mr. Jin, age 43, is Senior Partner with the Chinese law firm of Jincheng TongDa & Neal, based in Beijing, where he specializes in M&A, foreign investments in China and capital market transactions.  Mr. Jin started his legal practice in 1996 at the New York office of Cleary, Gottlieb, Steen & Hamilton where he represented numerous investment banks and corporations in a variety of M&A and capital markets transactions.  Mr. Jin joined Sullivan & Cromwell’s Hong Kong office in 1999 where he continued to focus on M&A transactions.  His clients included major multinational corporations, investment banks, PRC corporations and private equity funds.  Mr. Jin joined JP Morgan’s legal department in 2002 as head legal counsel for M&A and capital market transactions in China.  Immediately prior to joining Jincheng TongDa, Mr. Jin was a partner with Jun He Law Offices from 2005 through 2010.

Mr. Jin received his B.S from Beijing University and his J.D. from Columbia University, and is fluent in English and Mandarin.  Mr. Jin is admitted to the New York bar.

Mr. Jin will serve as Chairman of the Company’s Compensation Committee and as a member of the Company’s Audit Committee and Governance and Nominating Committee.

Item 9.01.	Financial Statements and Exhibits.

(d) Exhibits

Exhibit No.	Description
10.1	Director Agreement, dated May 4, 2011, between the Company and Jin Tao.

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

Date: May 5, 2011	CHINA ADVANCED CONSTRUCTION MATERIALS GROUP, INC.

By: /s/ Xianfu Han
Xianfu Han
Chief Executive Officer